Exhibit 99.1

FOR IMMEDIATE RELEASE

PRESS RELEASE

CSG Systems International Announces Proposed Offering of

Convertible Senior Notes

ENGLEWOOD, CO — (March 8, 2016) CSG Systems International, Inc. (NASDAQ:CSGS) today announced it intends to offer, subject to market and other conditions, $200 million aggregate principal amount of Convertible Senior Notes due 2036 (the “notes”) in a private placement to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”).  CSG also expects to grant the initial purchasers of the notes a 30-day option to purchase up to an additional $30 million aggregate principal amount of the notes, solely to cover over-allotments, if any.  The notes will be CSG’s senior unsecured obligations.

The interest rate, initial conversion rate and other terms of the notes will be determined at the time of pricing of the offering.  Under certain circumstances and during certain periods, the notes will be convertible into cash, shares of CSG’s common stock, or a combination thereof, at CSG’s election.

After deducting the initial purchasers’ discounts and commissions and CSG’s estimated offering expenses, CSG expects to use up to $125 million of the net proceeds from the offering of the notes to repurchase a portion of its 3.0% Senior Subordinated Convertible Notes due 2017 (the “2017 notes”).  CSG intends to use the remainder of the net proceeds for general corporate purposes.

Any repurchase of the 2017 notes could have the effect of raising or maintaining the market price of CSG’s common stock above levels that would otherwise have prevailed, or preventing or retarding a decline in the market price of CSG’s common stock.  This activity could also indirectly have an effect on the initial conversion price of the notes.

This press release does not constitute an offer to sell or a solicitation of an offer to buy these securities, nor will there be any sale of these securities, in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state or jurisdiction.  This press release does not constitute an offer to purchase or a solicitation of an offer to sell any 2017 notes or underlying securities.  The notes and any shares of CSG’s common stock underlying such notes have not been registered under the Securities Act, or any applicable state securities laws, and the notes will be offered only to qualified institutional buyers pursuant to Rule 144A promulgated under the Securities Act.  Unless so registered, the notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and any applicable state securities laws.

Forward-Looking Statements

This news release contains forward-looking statements as defined under the Securities Act and Securities Exchange Act of 1934, as amended, which may be identified by words like “intend,” “expect,”

”will,” “estimate,” and similar expressions, that are based on assumptions about a number of important factors and involve risks and uncertainties that could cause actual results to differ materially from what appears in this news release. With respect to the offering, such factors, risks and uncertainties include whether CSG will offer the notes or consummate the offering on the terms contemplated or at all and the anticipated use of proceeds from the offering.  Other factors, risks and uncertainties include, but are not limited to: 1) CSG derived approximately fifty percent of our revenues from its three largest clients for the year ended December 31, 2015; as a result, the loss of business from any one of those clients could potentially have a material adverse impact to its financial position and results of operations; 2) continued market acceptance of CSG’s products and services; 3) timing and success of previously announced client customer account migrations to CSG’s billing platform; 4) CSG’s ability to continuously develop and enhance products in a timely, cost-effective, technically-advanced and competitive manner; 5) CSG’s ability to deliver its solutions in a timely fashion within budget, particularly large and complex software implementations; 6) CSG’s dependency on the global telecommunications industry, and in particular, the North American telecommunications industry; 7) CSG’s ability to meet its financial expectations as a result of increased dependency on software sales, which are subject to greater volatility; 8) increasing competition in CSG’s market from companies of greater size and with broader presence in the communications sector; 9) CSG’s ability to successfully integrate and manage acquired businesses or assets to achieve expected strategic, operating and financial goals; 10) CSG’s ability to protect its intellectual property rights; 11) CSG’s ability to maintain a reliable, secure computing environment; 12) CSG’s ability to conduct business in the international marketplace; 13) CSG’s ability to comply with applicable U.S. and international laws and regulations; and 14) fluctuations in credit market conditions, general global economic and political conditions, and foreign currency exchange rates.  This list is not exhaustive and readers are encouraged to review the additional risks and important factors described in CSG’s annual report on Form 10-K and other filings made with the Securities and Exchange Commission.  CSG undertakes no obligation to update or revise any forward-looking statements.

About CSG International

CSG Systems International, Inc. (NASDAQ:CSGS) is a market-leading business support solutions and services company serving the majority of the top 100 global communications service providers, including leaders in fixed, mobile and next-generation networks such as AT&T, Charter Communications, Comcast, DISH, Orange, Reliance, SingTel Optus, T-Mobile, Telefonica, Time Warner Cable, Vodafone, Vivo and Verizon. With over 30 years of experience and expertise in voice, video, data and content services, CSG International offers a broad portfolio of licensed and Software-as-a-Service (SaaS)-based products and solutions that help clients compete more effectively, improve business operations and deliver a more impactful customer experience across a variety of touch points. For more information, visit our website at www.csgi.com.

For more information, contact:

Liz Bauer, Investor Relations
CSG Systems
Phone: (303) 804-4065
E-mail: liz.bauer@csgi.com